EXHIBIT  99.1


FOR  IMMEDIATE  RELEASE

Contact:     Dermot  O'Grady
             MathSoft,  Inc.
             (617) 577-1017  x821
             dogrady@mathsoft.com


     MATHSOFT  RE-FOCUSES  ON  SOFTWARE  AND  SERVICES

           Announces Imminent Closing of FreeScholarships.com Web Site

     CAMBRIDGE, Mass.-September 15, 2000-MathSoft, Inc. (NASDAQ: MATH), the provider of the broadest line of technical calculation and analytical software for business and academia, today announced the imminent closing of its highly acclaimed Internet venture, FreeScholarships.com. In conjunction with the shutdown, planned for September 30th, 2000, the company announced the elimination of 16 full-time positions plus a small number of contractors and consultants. The Company also noted that 199 employees in the Software divisions would not be affected.

Although the company is actively soliciting buyers for the various assets of this business, the company is planning to book a charge during its fiscal third quarter ending September 30, 2000. This charge will range from $1.7 million to $1.9 million. FreeScholarships.com contributed $297,000 or approximately 2% of the Company's $15,675,000 revenue for the six months ended June 30,2000.

     "FreeScholarships.com has made its mark in a very short period of time," said Charles Digate, president and CEO of MathSoft Inc. "However, market conditions have changed dramatically since the site launched in February of this year, making it impossible to adequately fund this business model going forward. Therefore, we have chosen to refocus MathSoft on software and services. The company's core software businesses should enable MathSoft to return to profitable growth beginning in the 4th quarter of this year."

ABOUT  MATHSOFT,  INC.

Founded in 1984, MathSoft is the provider of the broadest line of technical calculation and analytical software for business and academia. With MathSoft's products, users can deploy technical calculations and exploratory data analyses across their entire organizations. The company has two million users of its Mathcad , StudyWorks!, S-PLUS , StatServer and Axum software worldwide. Axum, S-PLUS, StatServer, Mathcad and StudyWorks! are registered trademarks and the MathSoft logo is a trademark of MathSoft, Inc. FreeScholarships.com is a trademark of FreeScholarships.com Inc., a subsidiary of MathSoft Inc. All other names or marks may be registered trademarks or trademarks of their respective owners.


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